Delta Apparel Reports FY14 Fourth Quarter and Year-End Results
With strategic initiatives in place, Company eyes marked financial improvement for 2015

GREENVILLE, SC – December 4, 2014 – Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales for the fiscal year ended September 27, 2014, of $452.9 million, versus $483.0 million in the prior twelve months. The Company’s net income, adjusted for the $4.0 million pre-tax impact of strategic initiatives, was $1.5 million, or $0.19 per diluted share, compared with net income in the prior year of $6.2 million, or $0.74 per diluted share. Without adjustment for the impact of strategic initiatives, the Company experienced a net loss for the fiscal year ended September 27, 2014, of $1.0 million, or $0.12 per diluted share.

Fourth quarter sales were $114.9 million, compared with $122.6 million in the prior year September quarter. The Company’s adjusted net income for the fourth quarter of $1.7 million, or $0.22 per diluted share, was an improvement over its net income of $0.6 million, or $0.07 per diluted share, in the prior year period. Without adjustment for the impact of strategic initiatives, the Company experienced a net loss for the fourth quarter of $0.8 million, or $0.10 per diluted share.

In response to prolonged sluggishness within the apparel markets and to better position the Company as market conditions improve, in its fourth fiscal quarter the Company initiated a reorganization of its administrative structure at all levels to streamline decision-making and information flow as well as reduce duplicative and excess fixed costs. The Company also began evaluating other initiatives focused on improving net profitability in the face of this continued marketplace weakness.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer commented: “With minor exceptions, we have streamlined our administrative workforce and completed the planned reductions, effectively delayering the management structure across all business units. We recorded $2.2 million of severance-related expenses associated with this initiative in the fourth quarter of fiscal 2014, and anticipate recognizing almost $6 million of the expected $7 million in annualized savings in fiscal year 2015.”

“We also began a comprehensive rationalization analysis of our manufacturing operations, product lines and sales channels intended to refocus our capital and other resources on the areas we believe are strategic to our business. We continue to maintain a sharp focus on lowering our product cost and improving our supply chain, while staying aligned with the needs of our customers. We have moved certain production into our lower cost facilities and anticipate further efforts of this nature as we progress through fiscal 2015. We are currently in the process of implementing new information systems that should further streamline our operations and better support our customer needs. During the fourth quarter, we recorded $1.8 million in expense associated with these initiatives.”

“We expect to take further action regarding our rationalization of certain product lines and sales channels. Although we are not yet in position to provide detail regarding these initiatives under consideration, we believe these actions will provide additional positive impacts on our business in fiscal 2015 and beyond.”

Basics Segment Review
Fourth quarter net sales in the basics segment were $61.4 million versus $65.0 million in the prior year period, a 6% decrease. The Company is reclassifying its Art Gun business to its basics segment to better reflect that business’s current operating characteristics and this change is included within our fiscal 2014 results. The undecorated tee market appeared to strengthen in the September quarter and the Company’s undecorated tee sales were up slightly from the prior year period. That improvement was offset by declines in private label sales primarily driven from one private label customer that in the prior year had marked success at retail with a licensed product sourced from FunTees which did not repeat this year due to the license running its course and declining at retail. Sales to our core private label customers increased during the quarter, but the increase was not enough to offset the decline of this particular customer. The Company has recently gained new programs with existing customers and added programs with a major international brand, which are expected to drive sales growth in private label for fiscal year 2015. In addition, the Company experienced strong growth providing customers with decorated, full-package programs on catalog blanks. These programs increased over 80% in fiscal 2014, adding incremental revenue and profits from the printing and packaging of blank tees. The Company anticipates continued growth in these programs for fiscal year 2015. Art Gun, while up 23% for the year, experienced a sales decrease in the fiscal 2014 fourth quarter due to slowness of e-retailers’ business in advance of the holiday season, as well as temporary disruptions in production related to the installation of new equipment. Art Gun is now equipped with the latest digital printing technology, which should provide capacity to continue its growth in fiscal 2015.

Branded Segment Review
Net sales in the branded segment were $53.5 million for the fourth quarter, compared with $57.6 million in the prior year period, a 7% decline. Salt Life continued its strong sales growth, up 31% for the quarter and nearly

26% for the year, driven from its new product lines and an increase in retail door count. The soft retail environment and continued unsettled conditions within one of Junkfood’s large retail customer groups were the primary drivers for a 16% sales decline in the Junkfood business for the fourth quarter compared to the prior year. Junkfood continues to grow in its other sales channels and we anticipate top-line growth and improved profitability for Junkfood in fiscal 2015. Soffe sales declined 15% in the 2014 fourth quarter from the prior year quarter, but Soffe has regained shelf space with important retailers and won additional military programs which should drive top-line growth in fiscal 2015.

Mr. Humphreys concluded, “While we cannot be pleased with our financial results for fiscal 2014, we are already seeing benefits from the operational accomplishments completed during the year and the strategic initiatives we have implemented. Delta is now a leaner, more agile company with fewer layers of management. We have also reduced our manufacturing costs by consolidating certain domestic fabric production to a lower-cost platform offshore.”

“Soffe is being revitalized on several levels. During the year we were able to rebuild the Soffe leadership team with experienced apparel industry executives and we are optimistic that Soffe can begin to regain lost revenue and return to profitability as fiscal year 2015 unfolds. We are excited about our new Junkfood store in Venice, California. It is not only meeting our financial expectations but has attracted numerous key retailers who are able to witness the most effective ways to merchandise Junkfood products.”

“We believe our brands are gaining in consumer awareness through our branded retail outlets, in-store shops, eCommerce sites, and expanded consumer marketing initiatives. Likewise, we expect sales growth in our basics segment driven by our unique service and distribution models supported by a modern and efficient manufacturing platform. While we will continue to refrain from providing revenue and earnings guidance for the time being, we believe the initiatives we have implemented over the past months should position us well to improve our overall profitability and allow us to build market share in the current competitive environment.”

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 P.M. ET today. The Company invites you to join the call by dialing 888-505-4375. If calling from outside the United States, dial 719-457-2083. Use confirmation number 3923711. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through

January 4, 2015. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 3923711.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results or actions to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; the competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; inability to successfully implement strategic initiatives; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability at our offshore locations; our ability to attract and retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our manufacturing or distribution operations; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions: the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes in international trade regulations; changes in employment laws or regulations or our relationship with employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any such statements or any projected results will not be realized or that any contemplated strategic initiatives will not be implemented.

Non-GAAP Financial Measures
This press release includes references to certain non-GAAP financial measures, including adjusted net income and adjusted diluted EPS. Below is a reconciliation of each non-GAAP financial measure for the periods presented in this press release to the most directly comparable GAAP financial measure. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures. The non-GAAP financial measures the Company has presented have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate the results of operations in conjunction with the corresponding GAAP financial measures. The Company believes that the non-GAAP financial measures presented provide meaningful supplemental information regarding the operating results primarily because they exclude certain non-cash charges or items that the Company does not believe are reflective of ongoing operating results. The Company believes that these non-GAAP financial measures also facilitate the comparison by management and investors of results between periods and among peer companies. However, those companies may calculate similar non-GAAP financial measures differently, limiting their usefulness as comparative measures.
Adjusted net income and adjusted diluted EPS
Adjusted net income is calculated as net income before costs associated with the Company’s recently-implemented strategic initiatives, net of related income tax recoveries. Adjusted diluted EPS is calculated as adjusted net income divided by the diluted weighted average number of common shares outstanding. The Company uses adjusted net income and adjusted diluted EPS to measure its performance from one period to the next, without the variation caused by the impacts of the items described above. The Company excludes these items because they affect the comparability of its financial results and could potentially distort the analysis of trends in its business performance. Excluding these items does not imply they are necessarily non-recurring.

	Three Months Ended		Twelve Months Ended
	Sept 27, 2014	Sept 28, 2013	Sept 27, 2014	Sept 28, 2013
Net (loss) income	$(765)	$568	$(960)	$6,188
Adjustments for:
Costs associated with strategic initiatives	$4,021	-	$4,021	-
Income tax recovery on strategic initiative-related costs	$(1,548)	-	$(1,548)	-
Adjusted net income	$1,708	$568	$1,513	$6,188

Basic EPS	$(0.10)	$0.07	$(0.12)	$0.76
Diluted EPS	$(0.10)	$0.07	$(0.12)	$0.74
Adjusted diluted EPS	$0.22	$0.07	$0.19	$0.74

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Sep 27, 2014	Sep 28, 2013	Sep 27, 2014	Sep 28, 2013

Net Sales	$114,897	$122,559	$452,901	$482,968
Cost of Goods Sold	93,215	95,439	367,160	378,193
Gross Profit	21,682	27,120	85,741	104,775

Selling, General and Administrative	24,076	26,588	86,275	95,671
Other Expense, Net	1,018	(24)	1,127	482
Operating Income	(3,412)	556	(1,661)	8,622

Interest Expense, Net	1,408	1,033	5,792	3,954

Income (Loss) Before Benefit for Income Taxes	(4,820)	(477)	(7,453)	4,668

Benefit for Income Taxes	(4,055)	(1,045)	(6,493)	(1,520)

Net Income (Loss)	(765)	$568	$(960)	$6,188

Weighted Average Shares Outstanding
Basic	7,878	7,848	7,901	8,096
Diluted	7,878	8,075	7,901	8,345

Net Income (Loss) per Common Share
Basic	$(0.10)	$0.07	$(0.12)	$0.76
Diluted	$(0.10)	$0.07	$(0.12)	$0.74

		Sep 27, 2014	Sep 28, 2013	Jun 29, 2013
Current Assets
Cash		$612	$829	$598
Receivables, Net		68,802	68,707	74,827
Income Tax Receivable		1,360	1,232	2,238
Inventories, Net		162,188	165,190	159,514
Prepaids and Other Assets		4,534	3,786	4,129
Deferred Income Taxes		12,152	5,981	4,556
Total Current Assets		249,648	245,725	245,862

Noncurrent Assets
Property, Plant & Equipment, Net		41,005	40,600	39,446
Goodwill and Other Intangibles, Net		60,229	61,566	23,002
Other Noncurrent Assets		3,696	3,871	3,600
Total Noncurrent Assets		104,930	106,037	66,048

Total Assets		$354,578	$351,762	$311,910

Current Liabilities
Accounts Payable and Accrued Expenses		$77,886	$70,340	$68,898
Current Portion of Long-Term Debt		15,504	3,704	3,529
Total Current Liabilities		93,390	74,044	72,427

Noncurrent Liabilities
Long-Term Debt		114,469	131,030	94,763
Deferred Income Taxes		3,399	3,610	3,571
Other Noncurrent Liabilities		5,113	4,206	83
Total Noncurrent Liabilities		122,981	138,846	98,417

Shareholders' Equity		138,207	138,872	141,066

Total Liabilities and Shareholders' Equity		$354,578	$351,762	$311,910